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                                                                EXHIBIT 5
[FIDELITY NATIONAL FINANCIAL, INC. LETTERHEAD]



August 18, 1995


Fidelity National Financial, Inc.
17911 Von Karman Avenue, Suite 500
Irvine, CA  92714

RE:   Fidelity National Financial, Inc.
      Registration Statement on Form S-8
      1987 Employee Stock Purchase Plan
      ----------------------------------

Gentlemen:

As counsel to Fidelity National Financial, Inc. (the "Company"), I participated in the preparation and filing of the Registration Statement on Form S-8 relating to the issuance of an aggregate of 1,875,000 shares of common stock that may be acquired by the employees of the Company under the Company's 1987 Employee Stock Purchase Plan (the "Plan").

I have examined such corporate records and other documents and certificates as I have considered appropriate for the purposes of this opinion. Based on the above, I am of the opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware; and,

     2. The shares of common stock of the Company registered pursuant to the Registration Statement, when issued in accordance with the Plan, will be legally issued, fully paid and nonassessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.


Very truly yours,

FIDELITY NATIONAL FINANCIAL, INC.


M'Liss Jones Kane
Senior Vice President
Corporate Counsel
Corporate Secretary